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                     STATE STREET BANK AND TRUST COMPANY

             SUBSCRIPTION DISTRIBUTION AND ESCROW AGENCY AGREEMENT


This Subscription, Distribution and Escrow Agency Agreement (the "Agreement") is made as of October 19, 1995 between The Gabelli Equity Trust Inc. (the "Company"), a Maryland Corporation, and State Street Bank and Trust Company, a national banking association, as subscription, distribution and escrow agent ("Agent").

WHEREAS, the Company proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record ("Record Date Shareholders") of its Common Stock, par value $.001 per share (the "Common Stock") as of a record date specified by the Company (the "Record Date"), pursuant to which each Record Date Shareholder will have certain rights (the "Rights") to subscribe to shares of the Company's Common Stock, as described in and upon such terms as are set forth in the prospectus (the "Prospectus") included in the Form N-2 Registration Statement initially filed by the Company with the Securities and Exchange Commission on September 1, 1995, as amended by any amendment filed with respect thereto (the "Registration Statement");

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1. Pursuant to resolutions of its Board of Directors, the Company hereby appoints and authorizes the Agent to act on its behalf in accordance with the provisions hereof, and the Agent hereby accepts such appointment and agrees to so act.

2. (a) Each Subscription Certificate shall evidence the Rights of the Record Date Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

         (b) Upon the written advice of the Company signed by its Chairman, President, a Vice President, its Secretary or an Assistant Secretary, as to the Record Date, the Agent shall, from a list of the Company's Record Date Shareholders to be prepared by the Agent in its capacity as the Company's Transfer Agent, prepare and record Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights to subscribe to the Company's Common Stock calculated on the basis of 1 right for each share of Common Stock recorded on the
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Company's books in the name of each such Record Date Shareholder as of the
Record Date. The number of Rights that are issued to Shareholders will be rounded up, by the Subscription Agent, to the nearest whole number of Rights evenly divisible by six. In the case of shares of Common Stock held of record by Cede & Co., Inc., as nominee for The Depositary Trust Company, or by any other depositary or nominee (each a "Nominee Holder"), the number of Rights issued to such Nominee Holder will be adjusted, by the Subscription Agent, to permit rounding up (to the nearest whole number of Rights evenly divisible by six) of the number of Rights to be received by beneficial holders for whom the Nominee Holder is the holder of record only if the Nominee Holder provides to the Depositary Trust Company or the Subscription Agent on or before the close of business on the tenth business day prior to the Expiration Date written representation of the number of Rights required for such rounding. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimiles signature of a duly authorized officer of the Company. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall as promptly as practicable countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, to all Record Date Shareholders. No Subscription Certificate shall be valid for any purpose unless so executed. Should any officer whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.


3. (a) Each Subscription Certificate shall be irrevocable and fully transferable. The Agent shall in its capacity as the Company's Transfer Agent maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Record Date Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Record Date Shareholder in whose name it is recorded to the following:

        (1) The right (the "Basic Subscription Right") to purchase a number of shares of Common Stock equal to one share of Common Stock for every six Basic Subscription Rights; and

        (2) The right (the "Oversubscription Right" and together with the Basic Subscription Right, the "Subscription Rights" ) to purchase from the Company additional shares of Common Stock, subject to the availability of such shares and to allotment of such shares as may be available among Record Date Shareholders who exercise Oversubscription Rights on the basis specified in the Prospectus; provided, however, that a Record Date Shareholder who has not exercised his Basic Subscription Rights with respect to the full number of shares that such Record Date Shareholder is entitled to purchase by virtue of his Basic Subscription Rights


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as of the Expiration Date, if any, shall not be entitled to any
Oversubscription Rights.

   (b) A Record Date Shareholder may exercise his Subscription Rights by delivery to the Agent at its corporate offices specified in the Prospectus of
(i) the Subscription Certificate with respect thereto, duly executed by such Record Date Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the purchase price for each share of Common Stock subscribed for by exercise of such Subscription Rights, in United States dollars by money order or check drawn on a bank located in the continental United States, except that holders of rights who are residents of the Province of Ontario may also make payments in U.S. dollars by money order or check drawn on a bank located in the Province of Ontario payable to the order of the Company.

    (c) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern Daylight Time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Subscription Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the corporate offices of the Agent specified in the Prospectus.

    (d) Notwithstanding the provisions of Section 3(b) and 3(c) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Eastern Daylight Time on the Expiration Date, if prior to such time the Agent receives notice of guaranteed delivery by telegram or otherwise from a bank, trust company or a New York Stock Exchange member guaranteeing delivery of (i) full payment for shares of Common Stock purchased and subscribed for by virtue of a Record Date Shareholder's Subscription Rights and (ii) a properly completed and executed Record Date Shareholder's Subscription Certificate, then such exercise of Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three business days after the Expiration Date.

    (e) Within ten business days following the Expiration Date (the "Confirmation Date"), the Agent shall send a confirmation to each Record Date Shareholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. Inc. or any other depository or nominee, to Cede & Co., Inc. or such other depository or nominee), showing (i) the number of shares of Common Stock acquired pursuant to the Basic Subscription Rights, (ii) the number of shares of Common Stock, if any, acquired pursuant to the Oversubscription Rights,
(iii) the per share and total purchase price for the shares of Common Stock acquired pursuant to the exercise of Subscription Rights, (iv) any amount payable to the shareholder pursuant to Section 9, and (v) any





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excess to be refunded by the Company to such shareholder. Any excess payment to be refunded by the Company to a Record Date Shareholder, shall be mailed by the Agent to the shareholder within fifteen business days after the Expiration
Date, as provided in Section 6 below.

4. If, after allocation of shares of Common Stock to persons exercising Basic Subscription Rights, there remain unexercised rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Basic Subscription Rights (the "Remaining Shares") to persons exercising Oversubscription Rights, in the amounts of such oversubscriptions. If the number of shares for which Oversubscription Rights have been exercised is greater than the Remaining Shares, the Agent shall allot the Remaining Shares to the persons exercising Oversubscription Rights pro rata based solely on the number of Basic Subscription Rights exercised by each of them. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares of Common Stock subscribed and distributable.

5. The Agent will deliver (i) stock certificates representing those shares of Common Stock purchased pursuant to exercise of Basic Subscription Rights as soon as practicable after the corresponding rights have been validly exercised and full payment for such shares has been received and cleared; (ii) stock certificates representing those shares purchased pursuant to the exercise of Oversubscription Rights as soon as practicable after the Expiration Date and after all allocations have been effected; (iii) in the case of each Record Date Shareholder whose rights were sold pursuant to Section 9, within fifteen business days after the Expiration Date, proceeds of such sale (provided, however, that proceeds of sales on behalf of Record Date Shareholders whose Subscription Certificates are undeliverable shall be held by the Agent until they are either claimed or escheated); (iv) in the case of each Record Date Shareholder who subscribed, pursuant to the exercise of Oversubscription Rights, for a greater number of shares than was allotted to such Record Date Shareholder under Section 4, within fifteen business days after the Expiration Date, a refund (and interest on such) in the amount of the difference between the purchase price delivered for the shares subscribed for pursuant to the exercise of such Oversubscription Rights and the purchase price of the shares so allotted under Section 4 (an "Excess Payment"); (v) in the case of Record Date Shareholders who are participants in the Company's dividend reinvestment plan, within fifteen business days after the Expiration Date, account statements reflecting a credit of uncertificated shares for their primary and oversubscription





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shares unless such shareholders have elected to receive certificates.

6. (a) All proceeds received by the Agent from Record Date Shareholders in respect of the exercise of rights shall be held by the Agent, on behalf of the Company, in a segregated, interest-bearing escrow account (the "Escrow Account") pending disbursement in the manner described in Section 6 (b) below.

    (b) The Agent shall deliver all proceeds received in respect of the exercise of the Rights (including interest earned thereon) to the Company as promptly as practicable, but in no event later than fifteen business days after the Confirmation Date. Proceeds held in respect of Excess Payments (including interest earned thereon) shall be refunded to Record Date Shareholders entitled to such a refund within fifteen business days after the Expiration Date.

7. The Agent shall promptly advise the Company as to the date of delivery of Common Stock hereunder and shall supply the Company with a certified list of the Record Date Shareholders.

8. The Agent shall account promptly to the Company with respect to Subscription Rights exercised and concurrently account for all monies received and returned by the Agent with respect to the purchase of shares of Common Stock upon the exercise of Subscription Rights.

9. The Agent shall use its best efforts to sell on the New York Stock Exchange or if a better price can be obtained for the Rights on another market, on such other market, on the terms set forth in the Prospectus, (i) all Basic Subscription Rights submitted to it for sale by Record Date Shareholders in accordance with the Prospectus, provided such Basic Subscription Rights are received by the Agent at least one day prior to the Expiration Date and (ii) all Basic Subscription Rights of Record Date Shareholders whose Subscription Certificates remain unclaimed as a result of being returned by postal authorities as undeliverable as of one business day prior to the Expiration Date. Such sales will be made through a broker or brokers selected by the Agent, and the Agent shall deliver the proceeds of such sales to the Record Date Shareholder net of commissions charged by such broker or brokers.

10. In the event the Agent does not receive, within three business days after the Expiration Date, any amount due from the Record Date Shareholder as specified in Section 3(b)or(d), then it shall take such action with respect to such Record Date Shareholder's Subscription Rights as may be instructed in writing by the Company, including without limitation (i) applying any payment actually received by it toward the purchase of the greatest whole number of shares of Common Stock which could be acquired with






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such payment, (ii) allocating the shares subject to such Subscription Rights to one or more other Record Date Shareholders, and (iii) selling all or a portion of the shares of Common Stock deliverable upon exercise of such Subscription Rights on the open market, and applying the proceeds thereof to the amount owed.

11. No Subscription Certificate shall entitle a Record Date Shareholder to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose, nor shall anything contained in any Subscription Certificate be construed to confer upon any Record Date Shareholder any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any action by the Company (whether upon any recapitalization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings or other action affecting shareholders, or receive dividends or otherwise, until the Subscription Rights evidenced thereby shall have been exercised and the shares of Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in this Agreement and in the Prospectus.

12. If any Subscription Certificate is lost, stolen, mutilated, or destroyed, the Agent may, on such terms which will indemnify the Company as the Agent may in its discretion impose (which shall, in the case of a Subscription Certificate include the surrender thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen or mutilated or destroyed.

13. (a) The Company covenants that all shares of Common Stock issued upon exercise of Subscription Rights pursuant to the terms set forth in the Subscription Certificates will be validly issued, fully paid, nonassessable and free of preemptive rights.

    (b) The Company shall furnish to the Agent, upon request, an opinion of counsel reasonably satisfactory to the Agent to the effect that a registration statement under the Securities Act of 1933, as amended (the "Act"), is then in effect with respect to its shares of Common Stock issuable upon exercise of the Subscription Rights set forth in the Subscription Certificates. Upon written advice to the Agent that the Securities and Exchange Commission shall have issued or threatened to have issued any order preventing or suspending the use of the Prospectus, or if for any reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Act, the Agent shall cease acting hereunder until receipt of written instructions from the Company and such assurances as it may reasonably request that it may comply with such instruction without violations of the Act.

14. (a) Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any





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corporation succeeding to the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Agent. In case at the time such successor to the Agent shall succeed to the agency created by this Agreement, any of the Subscription Certificates shall have been countersigned but not delivered, any such successor to the Agent may adopt the countersignature of the original Agent and deliver such Subscription Certificates so countersigned, and in case at that time any of the Subscription Certificates shall not have been countersigned, any successor to the Agent may countersign such Subscription Certificates either in the name of the predecessor Agent or in the name of the successor Agent, and in all such cases such Subscription Certificates shall have the full force provided in the Subscription Certificates and in this Agreement.

    (b) In case at any time the name of the Agent shall be changed and at such time any of the Subscription Certificates shall have been countersigned but not delivered, the Agent may adopt the countersignature under its prior name and deliver Subscription Certificates so countersigned, and in case at that time any of the Subscription Certificates shall not have been countersigned, the Agent may countersign such Subscription Certificates either in its prior name or in its changed name, and in all such cases such Subscription Certificates shall have the full force provided in the Subscription Certificates and in this Agreement.

15. The Company agrees to pay to the Agent as compensation for all services rendered by it hereunder and for its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder, the amounts set forth in the fee schedule attached as Exhibit A hereto.

16. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

    (a) Whenever in the performance of its duties under this Agreement the Agent shall deem it necessary or desirable that any fact or matter be proved or established, prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board or the President or a Vice President or the Secretary or an Assistant Secretary or the Treasurer of the Company delivered to the Agent, and such certificate shall be full authorization to the Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

    (b) The Agent shall not be responsible for and the Company shall indemnify and hold the Agent harmless from and against, any





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and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to all actions of the Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

    (c) The Agent shall be liable hereunder only for its own negligence or willful misconduct.

    (d) Nothing herein shall preclude the Agent from acting in any other capacity for the Company or for any other legal entity.

    (e) The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any officer of the Company and to apply to any such officer of the Company for advice or instructions in connection with its duties, and shall be indemnified and not be liable for any action reasonably taken or suffered by it in good faith in accordance with instructions of any officer.

    (f) The Agent shall be indemnified and shall incur no liability for or in respect of any action taken, suffered, or omitted by it in reliance upon any Subscription Certificate or certificate for Common Stock, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document that it reasonably believes to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

    (g) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement of for any consequential damages arising out of any act or failure to act hereunder.

17. The Agent may, without the consent or concurrence of the Record Date Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Record Date Shareholders.

18.  Assignment

    a. Except as provided in Section c below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.





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    b.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

    c. The Agent may, without further consent on the part of the Company, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS"), which is duly registered as a transfer agent pursuant to Section 17(c)(1) of the Securities Exchange Act of 1934, or (ii) the current third party vendor utilized by BFDS; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

19. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

20. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

21. This Agreement may be executed in counterparts, each of which will be an original and all of which taken together will constitute one and the same Agreement.


STATE STREET BANK AND                      THE GABELLI EQUITY TRUST INC
  TRUST COMPANY


By:                                        By:
    ---------------------                      ------------------------
       Vice President                                Vice President


Dated:                                     Dated:





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